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This filing relates to the merger of LIN TV Corp. (“LIN TV”) with and into LIN Media LLC (a wholly-owned subsidiary of LIN TV). On July 30, 2013, LIN TV held a conference call to discuss its second quarter 2013 earnings results.  During the conference call, the proposed merger was discussed.  The following is a transcript of the call:

CORPORATE PARTICIPANTS

Denise Parent LIN TV Corp. - SVP, Chief Legal Officer

Vincent Sadusky LIN TV Corp. - President, CEO

Scott Blumenthal LIN TV Corp. - EVP, Television

Rich Schmaeling LIN TV Corp. - SVP, CFO

CONFERENCE CALL PARTICIPANTS

Marci Ryvicker Wells Fargo Securities - Analyst

Barry Lucas Gabelli and Company - Analyst

Eric Stuart Analyst

Brian Warner Preformance Capital - Analyst

PRESENTATION

Operator

Good morning ladies and gentlemen, and welcome to the LIN TV Corp’s earnings call for the second quarter ended June 30th, 2013. Today’s call is being recorded, and now the Company will read a brief legal statement.

Denise Parent - LIN TV Corp. - SVP, Chief Legal Officer

This conference call may include forward-looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include but are not limited to, those described in the Company’s press release and filings made with the SEC, all of which are available in the Investor Relations section on the Company’s website at linmedia.com, and on the SEC’s website at SEC.gov. Many of these factors are beyond the Company’s control, and the Company undertakes no obligation to publicly update or revise any forward-looking statements unless required by applicable law. Stockholders are urged to read the proxy statement prospectus, the registration statement and other documents related to the proposed merger of the Company that have been filed with the SEC.

Investors are able to obtain these documents from the Company’s website and the SEC’s website, or by contacting the Company directly. Please also note that the Company and its Directors and Executive Officers may be deemed to be participants in the solicitation of proxies, with respect to the proposed merger transaction, however this communication is not a solicitation of a proxy from any security holder of the Company. Investors may obtain information regarding the names, affiliations and interests of such individuals in the Company’s filings. I will now turn the call over to the Company’s President and CEO, Vince Sadusky

Vincent Sadusky - LIN TV Corp. - President, CEO

Thank you Denise, and welcome to our second quarter 2013 conference call. I will begin with a review of results and achievements, then Scott Blumenthal, our Executive Vice President of Television, will update you on station operations, and Rich Schmaeling, our Chief Financial Officer, will provide financials and guidance.

LIN Media increased net revenues by 36% to $164.3 million in the second quarter of 2013, compared to $121 million in the prior year. The television station acquisitions we made in 2012, a healthy increase in retransmission fees, and the continued growth in contributions of our digital businesses were key drivers that helped to offset the lack of political advertising revenue and the sluggish economy. On a same station basis, net revenues were flat compared to the prior year. If you factor out political advertising revenues, net revenues increased 5% on a same station basis. The LIN teem has been committed to its strategy for years now, and as a result we are less dependent on TV ad sales, and our revenue is the most diverse that it has ever been. Increasing subscriber fees continues to be a top priority and we are focused on securing retransmission consent agreements, that are more in line with our stations’ superior ratings.

During the second quarter, we were pleased to reach a deal with Time Warner Cable, one of our largest pay TV providers. We have worked hard to secure this important dual revenue stream, and I believe there is still a lot more room for growth. In addition, our digital business has made important contributions to our revenue mix. We have invested significantly over the years, acquiring companies that add unique products to our portfolio of industry leading digital marketing and advertising services, as well as building our own business units, such as LIN Mobile that differentiate us from the competition. After having spent a considerable amount of time strategically evaluating digital companies, we are really excited about having closed not one but two very innovative digital companies during the second quarter. HYFN is a full service digital agency that developments and implements award winning mobile, social, and web experiences for some of the world’s largest brands, and

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JULY 30, 2013 / 01:00PM  GMT, TVL - Q2 2013 LIN MEDIA EARNINGS CONFERENCE CALL

Dedicated Media, a leader in performance-based marketing, data targeting, and analytics. To put it simply, they have the ability to deliver the right ads to the right users at the right times.

During the second quarter, interactive revenues, which include revenues from LIN Digital, Nami Media, LIN Mobile, Dedicated Media, and HYFN increased 98.1%to $20.8 million, compared to $10.5 million in the second quarter of 2012. Our Digital Media portfolio provides our sales teams with access to numerous proprietary products and more robust marketing solutions. We are particularly proud of LIN Digital’s advertising network, which due to its tremendous reach was ranked as a Top 30 ad network, according to comScore’s most recent Media Matrix issued in June.

Today we have more than 250 account executives utilizing our deep relationships to offer a diversified suite of marketing solutions for every screen on a national, regional, and local level. We are focused on extending the reach of our local brands which drives brand loyalty, and in turn attracts advertising dollars. It doesn’t matter what screen people are viewing on, they have instant and easy access to our unique local content 24/7, and on any device. On the TV screen 70% of our Big 4 local news stations ranked either number one or number two in their local market, according to the Neilsen’s May 2013 ratings report, and on our digital screens 89% of our local websites and mobile properties ranked number one or number two in their markets for total unique visitors, versus our local broadcast competitors that are measured by comScore.

According to comScore’s Media Metrix, LIN Media’s unduplicated reach was greater than 80 million US unique desktop visitors reaching over 36% of the total US Internet audience. There is no doubt we have embraced mobile as the next big opportunity to target and engage consumers. During the second quarter, we integrated our newly-acquired television stations onto our “NewsTouch” mobile platform, which utilizes the latest technology to recognize any device, and deliver a customized and superior mobile experience to users and advertisers in our local markets.

Looking ahead, the slow economic recovery and absence of political revenues will negatively impact growth for the remainder of 2013. Pacing is currently down in the low single digits, but we are cautiously optimistic about a few near term catalysts, such as the Affordable Care Act. Finally, in regards to the merger of LIN TV Corp. and LIN Media LLC, in which LIN Media LLC is the surviving company, immediately after this call, we will hold a Special Meeting of the stockholders to vote. Assuming that the transaction is approved by the stockholders, the Board will continue to evaluate the appropriate timing for completing the merger.

Now Scott will provide color on the local markets.

Scott Blumenthal - LIN TV Corp. - EVP, Television

Thank you, Vince, and good morning everyone. Local revenues which include net local advertising revenues, retransmission consent fees, and television station website revenues increased 44% to $107.1 million, compared to $74.3 million in the second quarter of 2012. Net national revenues increased 28% to $32.6 million, compared to $25.4 million in the second quarter of 2012. Net political revenues were $1.5 million, compared to $7.6 million in the prior year.

2012 was a record-breaking political year for LIN and as a result of our duopoly strategy, many of our markets had twice as much inventory to accommodate the high demand. It also minimized political displacement allowing us to be successful in growing core advertising revenue, which is a terrific accomplishment in any election period. During the second quarter of 2013, core local and national time sales combined, which excludes political time sales, increased 30% year-over-year. Sales from our newly-acquired TV stations were a key driver of that growth. On a same station basis, core local and national advertising sales combined decreased 1.8% compared to the prior year.

During the second quarter, and throughout the remainder of the year, we are cycling up against some tough comps, such as $31 million of pro forma gross political revenue achieved in the third quarter of 2012, as well as $3.9 million in incremental revenue from last year’s successful London Olympic games. While some of our markets experienced impressive core ad sales growth, the economy is still soft in other markets. During the second quarter, seven of our top ten advertising categories were down, and automotive, our largest advertising category decreased by 3% year-over-year. Looking more closely at the automotive category, domestic was down 8%, foreign was up 7%, and local dealer advertising decreased by 11% compared to the second quarter of last year. Financial Services, Media Communications, and Entertainment experienced gains, while retail stores, restaurants, services, medical, education, and paid programming declined year-over-year.

Despite mixed economic signals, we are optimistic about some near term catalysts, including the return of political and Olympic revenue in 2014. We also have a solid plan in place to maximize revenues for the Affordable Healthcare Act. Before I hand it off to Rich, I want to commend our stations for earning some of the industry’s top awards during the second quarter. LIN took home 18 promotion, marketing, and design awards during the June 2013 Pro Max Conference, while WTHI-TV in Terre Haute won four regional Emmys, and WIAT-TV, our new station in Birmingham, took home five state-associated press awards. These are just a few examples that illustrate our commitment to excellence.

And now Rich will discuss our financial performance.

Rich Schmaeling - LIN TV Corp. - SVP, CFO

Thanks Scott, and good morning. During the second quarter our net revenues came in at $164.3 million, up 36% compared to $121 million during the same quarter last year, and were within our guidance range. On a same station basis net revenues were about flat. The decline in political and in core advertising was offset by growth in retransmission consent fees and in interactive revenues. Excluding political, same station revenues were up 5%. Our interactive revenues, which include revenues from LIN Digital, Nami Media, and our second quarter acquisitions, Dedicated Media and HYFN, increased 98% to $20.8 million. Excluding Dedicated Media and HYFN, Interactive revenues for the quarter increased $2.7 million or 25%.

Our total operating expenses for the quarter excluding stock-based compensation and D&A increased 58%, or $40.9 million to $111.5 million. $23.4 million of this increase is for stations acquired during the fourth quarter of 2012, and $8.2 million is from HYFN and Dedicated Media. The remainder was largely driven by increases in programming fees paid to networks, cost of sales tied to interactive revenue growth, and compensation and benefits. BCF for the quarter was up 5% to $52.9 million compared to $50.4 million in the prior year. Corporate expenses excluding stock-based compensation and nonrecurring charges were $5.1 million compared to $5.3 million in the prior year.

Adjusted EBITDA for the quarter was $47.8 million up 6% year-over-year. And free cash flow was $22.3 million, down 54% compared to the $48.7 million reported last year, primarily due to an increase in cash interest, and due to the impact on this comparison of the $23.2 million of proceeds recognized in the second quarter of 2012 from the sale of WUPW in Toledo.

Turning to LIN’s debt and key credit metrics, at June 30, 2013, we had unrestricted cash on hand of $19.8 million, and $75 million available under our revolving credit facility. Our net debt was $925.1 million, up $81.2 million from the end of last year, largely due to the $100 million payment made during 1Q in connection with the NBC JV sale transaction. Our consolidated leverage at June 30th as defined under our senior secured facility was 3.8 times compared to 3.3 times at the end of 2012, and our covenant of 7 times. Our consolidated senior secured leverage ration was 1.8 times compared to our covenant of 3.75 times.

Looking at the outlook for the third quarter, we expect that net revenues will be up 22% to 25% compared to net revenues of $131.1 million in the third quarter of 2012. On a same station basis, we expect this net revenues will be down 10% to 11% compared to the prior year. Excluding political, we expect that same station revenues will be up 4% to 6% during the third quarter. For expenses, we expect that direct operating and SG&A will increase in the range of 59% to 61%, compared to expenses of $66.5 million for the third quarter of 2012, driven largely by the operating expenses of acquired TV stations, as well as increased cost of sales tied to interactive revenue growth, and an increase in programming fees paid to networks. On same station basis we expect that direct operating and SG&A expenses will increase in the range of 11% to 13% compared to the prior year, which will be driven primarily by increase in network programming fees, cost of sales tied to interactive revenue growth, and compensation and benefits.

In regards to cash income taxes, as a result of the NBC JV sales transaction and our current stock price, we expect to fully utilize our NOLs to partially shelter the taxable gain triggered as a result of this transaction. Excluding consideration of the cash income taxes associated with the JV transaction, we expect that cash taxes related to 2013 operations will total about $5.5 million. Looking out beyond this year for 2014 and 2015, excluding consideration of discrete items, we estimate that our effective cash income tax rate relative to book PBT will be about 27%.

I will now hand it back to the operator for questions. Operator.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). We will take our first question from Marci Ryvicker. Please go ahead.

Marci Ryvicker - Wells Fargo Securities - Analyst

Thank you. A couple of questions first. Post the LLC-conversion, is there any reason why you would not be able to engage in M&A, either as a seller or a buyer, any regulatory issues?

Rich Schmaeling - LIN TV Corp. - SVP, CFO

Hi, Marci, Rich. No. None.

Marci Ryvicker - Wells Fargo Securities - Analyst

Okay. Second question is the expense growth. Can you just tell us how much is from New Vision, and maybe how much is from digital?

Rich Schmaeling - LIN TV Corp. - SVP, CFO

Yes. From acquired TV stations in the second quarter, about $25 million is related to those stations, including the ACME stations, so NVT plus ACME, $25 million in 2Q

Marci Ryvicker - Wells Fargo Securities - Analyst

What about for Q3?

Rich Schmaeling - LIN TV Corp. - SVP, CFO

You asked for digital, but the HYFN and Dedicated in 2Q was about $8.2 million

Marci Ryvicker - Wells Fargo Securities - Analyst

Okay. Do you have the same numbers for Q3?

Rich Schmaeling - LIN TV Corp. - SVP, CFO

Yes. And for Q3, for NVT, just shy of $25 million. And HYFN and Dedicated are about the same

Marci Ryvicker - Wells Fargo Securities - Analyst

Okay. Great. And then you commented in the press release that the rest of the year is going to be difficult. How much visibility do you have at this point for Q3 and Q4?

Rich Schmaeling - LIN TV Corp. - SVP, CFO

Yes. This is an important point. When we look at our pacing right now, the pacing projection last year clearly people booked earlier in advance of political, and September is hard to call right now. We are hoping it could break a little bit stronger than our pacing report currently suggests. But beyond this current quarter, Marci, we don’t have a lot of visibility the rest of the year from a core perspective.

Marci Ryvicker - Wells Fargo Securities - Analyst

And then my last question, I don’t know if you mentioned this already, do you have the year-to-date costs related to the LLC conversion?

Vincent Sadusky - LIN TV Corp. - President, CEO

We are digging that out, Marci.

Marci Ryvicker - Wells Fargo Securities - Analyst

Okay. That is all I have.

Operator

(Operator Instructions). We will move next to Barry Lucas, please go ahead.

Barry Lucas - Gabelli and Company - Analyst

Thank you, and good morning. Just a couple. Rich, if the shareholders approve the conversion to the LLC and you decide to go ahead today, what would that tax bite be, the cash tax liability?

Rich Schmaeling - LIN TV Corp. - SVP, CFO

About $57 million.

Barry Lucas - Gabelli and Company - Analyst

Okay. Thank you. You really did a good job on political, so I am just wondering if you have the pro formas for possibly for a 2012 and maybe even for 2008, so we will get into 2014, which, from our way of viewing, the situation suggests that 2014 certainly for a non-presidential year should be a barn burner. So do you have an idea of what we would be comping against for the even years?

Rich Schmaeling - LIN TV Corp. - SVP, CFO

Well, we gave that in the third quarter of this year. We are up against about 31 pro forma political. If you go back, you are asking to go back and look at pro forma 2011.

Barry Lucas - Gabelli and Company - Analyst

2012 total or 2008 total?

Rich Schmaeling - LIN TV Corp. - SVP, CFO

Yes. I think we gave that on fourth quarter, it is over $100 million. But I will dig that out from the transcript and send it to you, Barry

Barry Lucas - Gabelli and Company - Analyst

Okay. Any reason why you wouldn’t think, again in a non-presidential year with the number of issues that are fairly high profile, whether it is first amendment, second amendment, fourth amendment, affordable care emigration, that you wouldn’t think you could do better than that?

Scott Blumenthal - LIN TV Corp. - EVP, Television

Yes. Barry, this is Scott. We are very optimistic about what is ahead of us in 2014, with the political year as you said there is going to be a lot of gearing up in the House, to get ready for a Presidential election two years later, and they want to swing that vote. So we are anticipating not only money from the issues you have already indicated, but we think there is going to be a lot of money spent on individual races, to try to get control of the House back.

Barry Lucas - Gabelli and Company - Analyst

Right. Exactly Scott. Thank you. Last item. When you responded to Marci’s question about potential M&A down the road, nothing in the conversion that would deter you. What about prices, just looking at Sinclair’s comments, and the Allbritton stations, and the Tribune purchase, it looks like whether you go pre-synergies, post-synergies, prices are up a couple of turns in the last year as more people have jumped into the pool. So how do you view, one, the availability of stations, and maybe what do you think about sellers’ expectations these days?

Vincent Sadusky - LIN TV Corp. - President, CEO

Yes. That is a great question. The industry is consolidating very rapidly, and you are seeing these chunkier deals get done, when you look across the landscape, there are fewer and fewer deals that potentially will be available in the future of scale. So I think you will see more station swapping, and you will see more smaller groups recognize that they are subscale, and a nice arbitrage on retrans from the larger operators, versus some of the smaller operators on that front. So I think that is kind of where it is going.

As far as the values go, we really can’t speak to the kind of the deals that have been done from kind of the buyers’ perspective. From our perspective, we like to look at all of this. It gives us great insight to kind of benchmark our own station’s performance. But we have got pretty strict ROI hurdle rates to get over that we have kind of just imposed on ourselves. And this is a pretty heady time driven by I think cost and retrans arbitrage that are absolutely real. And a strong view from certain operators that the scale going forward is increasingly valuable, and there is some value to be placed against that.

For us, it has been from the perspective of I think we were pleased we got the New Vision stations a little less than a year ago. Quite frankly, we viewed those as stations with a lot of just pure operational upside, and we are very excited. It has been a lot of hard work but we are very excited about the new, very talented people we have been able to bring into those television stations, our processes, our sales and news gathering and digital expertise, and infrastructure.

So that was a nice opportunity for us, but I think to do things that are kind of chunky are increasingly harder and harder, as we have seen all of the deals you just mentioned. There are plenty of folks out there with much larger balance sheets than us, that are willing to take a pretty big swing kind of in the name of scale. And we have just been very value conscientious, and obviously focused on digital, and looking at end market opportunities as well. So I think we have got a little different view on M&A than some others have had.

Barry Lucas - Gabelli and Company - Analyst

Great. Thank you, Vince.

Rich Schmaeling - LIN TV Corp. - SVP, CFO

Hey Barry, your question about 2012 pro forma political was $103 million.

Barry Lucas - Gabelli and Company - Analyst

$103 million. Okay.

Rich Schmaeling - LIN TV Corp. - SVP, CFO

And Marci, June year-to-date we have spent about $3 million on the LLC conversion transaction.

Operator

And we will move next to [Eric Stuart]. Please go ahead.

Eric Stuart Analyst

Good morning. I am wondering if you can give a little more color on categories, it is impressive that you had 5% positive same station growth ex-political, given that seven of your Top 10 categories were down. Maybe you could give a little more color there? And then with regard to your retrans agreements, maybe you can discuss what percentage of your distribution agreements have as-acquired clauses associated with them?

Scott Blumenthal - LIN TV Corp. - EVP, Television

Yes. Thank you. We are pleased with some of the growth we have seen also in our categories. It is a mixed bag market by market. And as you know, I guess the category automotive was down slightly, and that is not the direction that it generally looks bad, but I will second guess your question here, and suggest to you, that a minor deficit in our automotive category is probably due to the fact that we are victims of our own success. As we indicated in 2012, we were very fortunate with that duopoly strategy, to minimize any kind of preemption loss that we would have had on displacement, and we were able to clear a lot of money that was being displaced by our competitors in our markets. So in 2012, we actually achieved an extraordinarily high share of business.

In 2013, now that the inventory is available, and political is gone, that money is spreading back out again, so that would constitute a little bit of a share loss for us. And it is one thing in terms of share. But in terms of actual dollars for automotive, our Q2 on the legacy stations is up 21% over Q2 2011. So we think the performance is on target, and we think that the work and the sales strategies and philosophies that we put forth in our legacy stations are going to be beneficial within the development of New Vision acquisitions also.

Vincent Sadusky - LIN TV Corp. - President, CEO

It is Vince, specifically, it is a mixed bag. We mentioned auto, retail is down a little over 1%, restaurants are down between 5% and 6%, financial services are up a little over 10%. So as you kind of go down the list, it is a mixed bag, and autos are the most significant category for sure. So that really drove a lot of the overall performance when you add all of the numbers up. As far as after acquired clauses, that is a very important provision for us. We don’t quantify what percentages have it, but it is very important, and it is an important driver in our evaluation, certainly of M&A.

Eric Stuart Analyst

Would you say that you have a majority of your MSO agreements have as acquireds, or can you give us any color around on that?

Vincent Sadusky - LIN TV Corp. - President, CEO

Yes. It is indeed a majority.

Eric Stuart Analyst

Okay. Alright. Thanks, gentlemen.

Scott Blumenthal - LIN TV Corp. - EVP, Television

You are welcome.

Vincent Sadusky - LIN TV Corp. - President, CEO

Thank you.

Operator

We will take our next question from Brian Warner with [Performance] Capital. Please go ahead.

Brian Warner - Preformance Capital - Analyst

Could you give us a sense of either qualitatively or quantitatively some color on the Affordable Care Act advertising and whether you are starting to see anything there, and sort of how big do you think it is going to be, and when do you think it is going to flow in?

Scott Blumenthal - LIN TV Corp. - EVP, Television

Well, we’re not in a position right now to actually project real numbers. It is all rumor and hearsay. But we have seen some grant money in three of our markets coming through, and I know they are all getting geared up to present for the future, and the conversations we have had with the agent agencies that are representing those dollars, they are suggesting that it could be substantial, but we have not seen actual numbers yet, except for a few orders.

Brian Warner - Preformance Capital - Analyst

Thank you.

Operator

(Operator Instructions). We will go next to Barry Lucas with Gabelli and Company, please go ahead.

Barry Lucas - Gabelli and Company - Analyst

Thank you. Just one quick follow-up, Rich. What was the percentage of the renewal on the Time Warner Cable? That is what percentage, what portion of the footprint in terms of households might that have represented?

Vincent Sadusky - LIN TV Corp. - President, CEO

It is between 20% and 30%.

Rich Schmaeling - LIN TV Corp. - SVP, CFO

Yes. I can’t remember the number exactly, but it is between 20% and 30% of our subs.

Barry Lucas - Gabelli and Company - Analyst

Great. Thanks very much.

Vincent Sadusky - LIN TV Corp. - President, CEO

Sure thing.

Operator

I would like to turn the conference back over to our presenters for any closing remarks.

Vincent Sadusky - LIN TV Corp. - President, CEO

Thank you all for participating, and we look forward to updating you throughout the third quarter.

Operator

This concludes today’s conference. You may now disconnect, and have a wonderful day.

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